Exhibit 99.1

Mosys Appoints Chenming Hu to Board of Directors

Noted Technologist Strengthens MoSys’ Board

Sunnyvale, CA – January 31, 2005 MoSys, Inc., (NASDAQ: MOSY) the industry’s leading provider of advanced high density embedded memory solutions, today announced the election of Chenming Hu to its Board of Directors.

From 2001 to 2004, Dr. Hu was the Chief Technology Officer of Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC); the world’s largest dedicated integrated circuits (IC) manufacturing company.  He is currently the TSMC Distinguished Chair Professor in Electrical Engineering and Computer Sciences at the University of California, Berkeley. He also was co-founder of Celestry Design Technologies, an IC design software company that was acquired by Cadence Design Systems in 2003.

“We are pleased to have Dr. Hu, with his depth of experience and unique perspective, join our board as we develop new strategies to further the proliferation of our 1T-SRAM® technology, drive revenues and enhance shareholder value,” said Dr. Wingyu Leung, MoSys executive vice president, CTO and board member.  “Dr. Hu brings a great deal of experience and expertise in semiconductor technology to our board and we expect his insights and leadership skills to be of great value to the company going forward.”

ABOUT MOSYS

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys’ patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 80 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.MoSys.com.